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Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
                Computation of Net Loss Per Share of Common Stock
                Three and Six Months Ended June 30, 2002 and 2001


                                        Three Months Ended             Six Months Ended
                                             June 30                       June 30
                                   ---------------------------   ---------------------------
                                         2002         2001           2002           2001
                                   ------------   ------------   ------------   ------------
BASIC NET LOSS PER SHARE

Net loss applicable to
common stock                       $   (802,460)  $   (939,216)  $ (1,036,753)  $ (1,403,289)

Weighted average common
shares outstanding                   12,568,302     12,512,672     12,567,197     12,512,672
                                   ------------   ------------   ------------   ------------

Basic loss per share               $      (0.06)  $      (0.08)  $      (0.08)  $      (0.11)
                                   ============   ============   ============   ============

DILUTED NET LOSS PER SHARE

Net loss applicable to
common stock                       $   (802,460)  $   (939,216)  $ (1,036,753)  $ (1,403,289)

Weighted average common
shares outstanding                   12,568,302     12,512,672     12,567,197     12,512,672

Assuming conversion
of options outstanding *                  -              -               -              -
                                   ------------   ------------   ------------   ------------

Weighted average common
shares outstanding, as adjusted      12,568,302     12,512,672     12,567,197     12,512,672
                                   ------------   ------------   ------------   ------------

Diluted net loss per share         $      (0.06)  $      (0.08)  $      (0.08)  $      (0.11)
                                   ============   ============   ============   ============

*Because the Company reported net losses for the three and six months ended June 30, 2002 and 2001, respectively, the calculation of net loss per share - diluted excludes potential common shares from stock options, as they are anti-dilutive and would result in a reduction or loss per share. If the Company had reported net income for the three and six months ended June 30, 2002, there would have been 150,573 and 118,348 additional shares in the calculation of net income per share - diluted. If the Company had reported net income for the three and six months ended June 30, 2001, there would have been 80,658 and 74,075 additional shares in the calculation of net income per share - diluted.